Exhibit 99.2

DPL Inc.

First Quarter Earnings

May 4, 2005

NOTICE REGARDING
FORWARD-LOOKING STATEMENTS

Certain statements contained in this discussion are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in this report which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact.  Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond the control of DPL Inc. or The Dayton Power and Light Company (“DPL”, “DP&L” or the “Company”), including but not limited to: abnormal or severe weather; unusual maintenance or repair requirements; changes in fuel costs, changes in electricity, coal, environmental emissions, gas and other commodity prices; increased competition; regulatory changes and decisions; changes in accounting rules; financial market condition; and general economic conditions.  Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Private Equity Portfolio

Through March 31

•                  Completed sale of 40 of 46 funds

•                  Net proceeds of approximately $750 million

In April

•                  Completed sale of 3 additional funds

•                  Net proceeds of approximately $28 million

Remaining 3 Funds

•                  Estimated net proceeds of approximately $95 million

Use of Portfolio Proceeds

Goals

•                  Return value to shareholders

•                  Strengthen balance sheet, risk profile

•                  Provide greater financial flexibility

•                  Facilitate future access to capital markets at most attractive rates

Plan

•                  Target approximately $400 to $500 million for debt reduction

•                  Looking for opportunities to invest in core utility business that assure regulatory recovery, acceptable rate of return

•                  Intend to repurchase DPL common shares

Earnings Per Share

	Three Months Ended March 31,
	2005	2004
Basic:
Income from Continuing Operations	$0.30	$0.32
Income from Discontinued Operations	0.31	0.09
Total Basic	$0.61	$0.41

Income Statement

($ in millions)

	Three Months Ended March 31,
	2005	2004

Total Revenues	$307.1	$302.4
Operating Expenses
Fuel	78.5	63.6
Purchased Power	28.8	28.0
Operation and Maintenance	53.7	50.4
Depreciation and Amortization	35.9	34.0
Other	28.3	27.5
Total Operating Expenses	225.2	203.5
Operating Income	81.9	98.9
Investment Income	5.9	4.3
Other Income	11.6	4.2
Interest Expense	39.1	44.5
Income Tax Expense	24.2	24.0
Income from Continuing Operations	$36.1	$38.9

Discontinued Operations

($ in millions)

	Three Months Ended March 31,
	2005	2004
Income from Discontinued Operations	$35.0	$18.0
Gain on Disposal of Discontinued Ops	28.8	—
Income Tax Expense	26.2	7.2
Income from Discontinued Ops	$37.6	$10.8